Exhibit 10.1

December 13, 2023
Ava Hahn

[Personal address]

Personal and Confidential

Dear Ava:

At Advanced Micro Devices, Inc. (AMD) we believe that a great company is made up of great people. In that spirit, we are pleased to extend to you this offer of employment to join our innovative company. The details of this offer are outlined below (unless otherwise specified, all monetary amounts are in the United States’ local currency):

The Position
Your AMD job title will be that of SVP, General Counsel reporting to Lisa Su, Chair and CEO.

This is a Full-time position.

The working hours shall be in accordance with the standard working hours applicable to your department or section. Your work location will be Santa Clara, California.

Effective Date
Your employment will commence on January 15, 2024, or at another mutually acceptable date.

Compensation
Base Salary: You will be paid a salary of $585,000.00/Annually prorated based on your hire date. All payments are subject to deductions and withholdings required by law. Your base salary will be subject to regular review and any increases will be within AMD’s sole discretion.

Annual Incentive Plan
You will be eligible to participate in Advanced Micro Devices Inc.’s Annual Executive Incentive Plan (Bonus Plan), in accordance with the terms and conditions of the Bonus Plan document. Your initial target bonus opportunity will be 100% of your annual base pay, prorated based on your start date during your first calendar year of employment. If your date of hire is October 1 or later, you will not be eligible to participate in the Bonus Plan for this year (and there will be no payout in respect of this year), but your eligibility will begin next year in accordance with the Plan terms. All Bonus Plan payments are at the discretion of AMD management and may be adjusted based on job performance, business conditions and/or employment. All Bonus Plan payments are subject to deductions and withholdings required by law.

Sign-On Bonus
You will also receive a one-time gross sign-on bonus of $2,000,000.00 (subject to deductions and withholdings as required by law) to be paid within 30 days of your date of hire at AMD. Although you will receive this bonus within 30 days of your hire date, the bonus is only earned in its entirety when you have been employed at AMD for two full years from the bonus payment date. If your AMD employment terminates prior to two years from the bonus payment date, you must repay to AMD all or a prorated amount of the bonus according to the terms and conditions of the enclosed Sign-on Bonus Agreement. It is your responsibility to review the terms of the Sign-on Bonus Agreement, by executing this offer letter you are agreeing to its terms.

Make-Whole and Initial Grant
o    An RSU grant valued at $6,000,000 vesting in three tranches with 1/6 of these RSUs vesting on September 15, 2024, 1/3 vesting on January 15, 2025 and 1/2 vesting on January 15, 2026
o    An initial grant valued at $3,000,000 divided equally between RSUs and performance based RSUs with the following conditions:
o    An RSU grant valued at $1,500,000 vesting 1/4th each on the first, second, third and fourth anniversary of the grant date.
o    $1,500,000 (the “Target Value”) in performance based RSUs with a payout that will range from 0% to 250% of the target number of shares subject to the award (the “Target Shares”). The actual number of PRSUs earned will be based on the following performance criteria:
o    The Company’s stock price growth relative to the S&P 500 Index growth over the performance period (the “Performance Period”) which runs from August 9, 2023, through August 9, 2026; and
o    The Company’s two-year non-GAAP Earnings Per Share (EPS) Compound Annual Growth Rate (CAGR), based on the 2023 final non-
GAAP EPS vs. 2025
o    Earned and vested PRSUs will generally be settled on the later of August 15, 2026, or the date following the Compensation and Leadership Resources Committee’s certification of performance.
o    Target value divided by the average closing price of the Company’s stock over the 30 trading-day period ending on the Grant Date will determine the number of RSUs and PRSUs granted
2024 Annual Long-term Incentive Grant
o    AMD will recommend that the CLRC grant to you, in the 2024 annual cycle, a long- term incentive (LTI) award having a target value of $3,500,000. The LTI award will be subject to the same vesting and other terms and conditions as the annual LTI awards granted to AMD Executive Team members. AMD historically grants annual LTI awards in August.
Benefits
AMD provides market-competitive benefits that provide financial protection to employees and their families, wellness resources to live a healthy lifestyle, and programs to encourage work/life balance. These benefit programs are subject to change by AMD from time to time, and you will receive additional details about these benefits, including eligibility terms.

These benefits include:

o    401(k) and Roth 401(k) Retirement Savings Plan with Company Match
o    Medical, Dental and Vision Plans
o    Healthcare and Dependent Care Reimbursement Accounts
o    You will be eligible for AMD's flexible vacation policy for executives at your level. In addition, AMD offers its employees paid sick leave, and at least 12 paid holidays each year, 8 fixed days and 4 “floating” days. These paid time away offerings are governed by the terms of AMD’s policies for your work location.

As an AMD executive, the following benefits are also offered:

Deferred Income Account Plan (DIA)
This plan allows you to defer a portion of your compensation on a pre-tax basis above the IRS-imposed limits on 401(k) plans.

Executive Salary Continuation and Disability Plan
AMD executives are eligible for 100% salary continuation for up to 90 days in the event you are unable to work due to an illness or injury. For longer term disability coverage, AMD automatically enrolls you in the Executive Disability Plan which pays 70% of your salary.

Executive Life Insurance Plan
This company-paid benefit pays your beneficiary three times your annual salary (maximum coverage of $2 million, or $3 million with Evidence of Insurability) in the event of your death.

Executive Physical
AMD has arrangements with the Heart Hospital of Austin and the Palo Alto Medical Foundation to provide a comprehensive annual exam at no cost to you for executives at your level (Directors and above). Executives not located in Austin or California may schedule an appointment with either provider when traveling to these locations on company business.

Change in Control
You will be offered a Change in Control Agreement with the terms and in the form approved by the Compensation Committee for executives at your level.

Background Check and Export License Requirement
This offer is contingent upon you successfully passing a background investigation in accordance with applicable laws. As lawfully permitted, this background investigation includes an investigation of previous education and previous employment history. The results of this investigation may result in employment being ended in any probationary period in accordance with applicable law.

If applicable, this offer of employment is also contingent on AMD successfully obtaining an export license for you in accordance with government regulations. Please do not resign from your employment until export control processes have been successfully completed.

Privacy Consent
By accepting this offer you agree that AMD, or related parties such as its affiliates or service providers, may collect, use, transfer, store, access or disclose your personal information for the purpose of managing the employment relations in accordance with applicable law and privacy policies in place, and as amended, from time to time. You understand that your personal information may also be collected, used, transferred, stored, accessed, and disclosed outside of your work location for employment purposes.

Please read the AMD Global Notice for Applicants and the AMD Privacy Policy to understand why and how AMD processes your personal information.

Obtaining and Maintaining Employment Authorization
If applicable, this offer is contingent upon you obtaining a work permit or visa from the relevant government authorities, authorizing your employment in the country and location where this position will be located, within a reasonable amount of time. Your employment is conditional upon you being able to lawfully work and travel outside the country of your work location as reasonably required.

At-Will Employment
Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice, in accordance with local laws and regulations.

AMD Agreement and Acknowledgements
This offer is contingent upon your signing and returning this offer letter, the AMD Agreement and completing all new employee orientation requirements. You agree to observe and abide by AMD's policies and rules including AMD’s Worldwide Standards of Business Conduct, as amended from time to time by AMD, as well as any other policies and rules issued in the future by AMD.

By signing this letter, you acknowledge that you are not aware of any legal or contractual reason you cannot accept employment with or perform work for AMD. You acknowledge that the terms in this letter accurately and completely describe your employment with AMD and supersede any other oral or written agreements or promises made to you. You also acknowledge that all information contained in this offer and related offer documents, is strictly confidential where permitted by law.

If the terms of this offer are acceptable to you, please sign your name below. This offer will remain open for 5 days from your receipt of this letter. If you have any questions, please feel free to contact me.

Welcome to AMD, Ava! We look forward to having you as a part of the team.

Sincerely, Lisa Su

SIGN-ON BONUS AGREEMENT

This Sign-On Bonus Agreement (the “Agreement”) is entered into by and between Advanced Micro Devices, Inc. (including its affiliated companies) (“AMD”) and Ava Hahn (“Employee”) (collectively, the “Parties”). Employee may not amend or revise anything in this Agreement without express written consent and agreement of AMD.

1.    Sign-On Bonus. AMD agrees to pay Employee a one-time Sign-On Bonus of
$2,000,000.00 within thirty (30) days of Employee’s first day of work for AMD (“Hire Date”) and subject to all required taxes and withholdings. The Parties agree that the Bonus is an unvested wage advance upon receipt that Employee will earn in its entirety by remaining employed by AMD for 24 months following the Bonus payment date.

2.    Repayment of Bonus. Employee agrees to repay to AMD all or a prorated amount of the Bonus, according to the following terms:

a.    Repayment Due to Termination of Employment. If Employee’s employment with AMD terminates less than 13 full months after the Bonus payment date, Employee agrees to repay one hundred percent (100%) of the Bonus. If Employee’s employment with AMD terminates at least 13 full months after the Bonus payment date, but less than 24 full months after the Bonus payment date, Candidate agrees to repay the full amount of the Bonus, less eight-point thirty-three percent (8.33%) for each full month of employment completed after the twelfth month of employment. Employee agrees that repayment obligations under this Agreement are not reduced by completion of partial months of employment other than as stated in this paragraph. Employee further agrees that Employee will repay the Bonus by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination, or on the date notice of resignation is provided, whichever is earlier.

b.    Repayment Forgiveness. AMD agrees to forgive any repayment due AMD under this Agreement where AMD terminates Employee’s employment due to a company- or department-wide reduction-in-force. AMD may also, in its sole discretion, forgive any repayment due AMD under this Agreement under circumstances of an extraordinary or unavoidable nature. The Parties agree that Employee’s voluntary termination of his/her employment, or AMD’s termination of Employee’s employment for any reason other than those stated in this section 2(b), are not conditions requiring forgiveness of any repayment due AMD under this Agreement.

3.    No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment for any period of time.

4.    Consent to Offset. Employee agrees that any repayment due AMD under this Agreement may be deducted to the extent permitted by law from any amounts due Employee from AMD at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses, and commissions, and hereby expressly authorizes such deduction(s).

5.    Acknowledgements and Integration. Employee understands he/she has the right to discuss this Agreement with any individual, and that to the extent desired, he/she has availed himself/herself of this opportunity. Employee further acknowledges that he/she has carefully read and fully understands the provisions of this Agreement, and that he/she is voluntarily entering into it without any duress or pressure from AMD. Employee also understands and acknowledges that this Agreement is the entire agreement between him/her and AMD with respect to this subject matter, and Employee acknowledges that AMD has not made any other statements, promises or commitments of any kind (written or oral) to cause Employee to agree to the terms of this Agreement.

6.    Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable, and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

CANDIDATE / EMPLOYEE
By signing the Offer Letter to which this document is attached, Employee is consenting and agreeing to these terms.

Printed Name: Ava Hahn